EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                              Three             Nine
                                                                                             Months           Months
                                                                                              Ended            Ended
                                                                                       September 30     September 30
                                                                                       -----------------------------
(Dollars in Millions)                                                                          1998             1998
====================================================================================================================
EARNINGS
 1.   Net income ....................................................................     $   329.1        $   978.2
 2.   Applicable income taxes .......................................................         190.4            567.6
                                                                                       -----------------------------
 3.   Net income before taxes (1 + 2) ...............................................     $   519.5        $ 1,545.8
                                                                                       =============================
 4.   Fixed charges:
      a. Interest expense excluding interest on deposits .............................    $   252.1        $   699.6
      b. Portion of rents representative of interest and amortization of debt expense          11.2             33.2
                                                                                       -----------------------------
      c. Fixed charges excluding interest on deposits (4a + 4b) ......................        263.3            732.8
      d. Interest on deposits ........................................................        351.3          1,058.6
                                                                                       -----------------------------
      e. Fixed charges including interest on deposits (4c + 4d) ......................    $   614.6        $ 1,791.4
                                                                                       =============================
 5.   Amortization of interest capitalized ..........................................     $      --        $      --
 6.   Earnings excluding interest on deposits (3 + 4c + 5) ..........................         782.8          2,278.6
 7.   Earnings including interest on deposits (3 + 4e + 5) ..........................       1,134.1          3,337.2
 8.   Fixed charges excluding interest on deposits (4c) .............................         263.3            732.8
 9.   Fixed charges including interest on deposits (4e) .............................         614.6          1,791.4

RATIO OF EARNINGS TO FIXED CHARGES
10.   Excluding interest on deposits (line 6/line 8) ................................          2.97             3.11
11.   Including interest on deposits (line 7/line 9) ................................          1.85             1.86
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

U.S. Bancorp                                                                  31